Exhibit 4.4

AIRGAS, INC.
DEFERRED COMPENSATION PLAN II
AMENDMENT NO. 3

WHEREAS, Airgas, Inc. (the “Company”) adopted the Airgas, Inc. Deferred Compensation Plan II effective July 1, 2006 (the “Plan”); and
WHEREAS, the Company wishes to provide a longer period during which a distribution may occur following a specified date or separation from service; and
WHEREAS, the Company, by action of its Board of Directors, retained the right to amend the Plan under Article IX thereof;
NOW THEREFORE, effective January 1, 2008, the Plan is amended as follows:
Section 5.2(d) is amended in its entirety to read as follows:
“(d) Commencement of Payments. Payment shall commence as soon as practical, but in no event later than ninety days after the date selected by the Participant under this Section 5.2, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment.”
TO RECORD THE ADOPTION OF THIS AMENDMENT TO THE PLAN, the Company has caused this instrument to be executed on its behalf by a duly authorized officer this 16th day of October, 2008.
AIRGAS, INC.
By: /s/ Dwight T. Wilson

Title: Senior Vice President – Human Resources